Exhibit 4.14

ELONG, INC.

STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1.    Purpose; Definitions

The purpose of the Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers and employees and to provide the Corporation and its subsidiaries with a stock plan providing incentives more directly linked to the profitability of the Corporation and increases in shareholder value. This Plan shall not have any effect on options to purchase the ordinary shares of the Corporation outstanding immediately prior to the date hereof.

For purposes of the Plan, the following terms are defined as set forth below:

(a)    “Affiliate” means a corporation or other entity controlling, controlled by or under common control with the Corporation.

(b)    “Award” means a Stock Appreciation Right, Stock Option or Restricted Stock, Performance Unit.

(c)    “Award Cycle” shall mean a period of consecutive fiscal years or portion thereof designated by the Committee over which Performance Units are to be earned.

(d)    “Board” means the Board of Directors of the Corporation.

(e)    “Cause” means, except as otherwise determined by the Committee pursuant to an Award agreement, the willful and continued failure on the part of a participant substantially to perform his employment duties in any material respect, or such other events as shall be determined by the Committee; provided, that “Cause” includes, without limitation: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a participant; (ii) a material breach by a participant of a fiduciary duty owed to the Corporation or any of its subsidiaries; (iii) a material breach by a participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Corporation or any of its subsidiaries; and (iv) the willful or gross neglect by a participant of his employment duties. The Committee shall have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(f)    “Change in Control” have the meaning set forth in Section 10(b).

(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)    “Commission” means the Securities and Exchange Commission or any successor agency.

(i)    “Committee” means the Committee referred to in Section 2.

(j)    “Corporation” means eLong, Inc., a Cayman Islands corporation.

(k)    “Disability” means, except as otherwise determined by the Committee in an Award agreement, permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

(l)    “Disaffiliation” means a subsidiary’s or Affiliate’s ceasing to be a subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the subsidiary or Affiliate) or a sale of a division of the Corporation and its Affiliates.

(m)    “Early Retirement” means retirement from active employment with the Corporation, a subsidiary or Affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.

(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(o)    “Fair Market Value” means, as of any given date, in the absence of an established market for the Ordinary Shares, the value as determined in good faith by the Committee. If the Ordinary Shares are listed on a national market system, its Fair Market Value shall mean the last reported sales price of the Ordinary Shares in the over-the-counter market, as reported by NASDAQ (or, if the Ordinary Shares are listed on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national security exchange on which the Ordinary Shares are listed or admitted to trading) on the last preceding date or, if there are no reported sales on that date, on the last day prior to that date on which there are such reported sales.

(p)    “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

(q)    “Investors Agreement” means the Investors Agreement, dated as of July 23, 2004, by and among the Corporation, IACT Asia Pacific Limited and the other shareholders of the Corporation set forth therein.

(r)    “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(s)    “Normal Retirement” means retirement from active employment with the Corporation, a subsidiary or Affiliate at or after age 65.

(t)    “Option Price” shall have the meaning set forth in Section 5(a).

(u)    “Ordinary Shares” means ordinary shares, par value $.01 per share, of the Corporation.

(v)    “Parent” means InterActiveCorp.

(w)    “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. Such Performance Goals may be based upon the attaining of specified levels of Corporation performance under one or more of the measures described above relative to the performance of other corporations.

(x)    “Performance Units” means an award made pursuant to Section 8.

(y)    “Plan” means the eLong, Inc., Stock and Annual Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(z)    “Plan Effective Date” shall have the meaning set forth in Section 14.

(aa)    “Restricted Stock” means an award granted under Section 7.

(bb)    “Retirement” means Normal or Early Retirement.

(cc)    “Stock Appreciation Right” means a right granted under Section 6.

(dd)    “Stock Option” means an option granted under Section 5.

(ee)    “Termination of Employment” means the termination of the participant’s employment with, or performance of services for, the Corporation and the Parent and any of their respective subsidiaries or Affiliates. A participant employed by, or performing services for, a subsidiary or an Affiliate or a subsidiary or an affiliate of the Parent shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate or the subsidiary or affiliate of the Parent ceases to be such a subsidiary or an affiliate, as the case may be, and the participant does not immediately thereafter become an employee of, or service-provider for, the Corporation or another subsidiary or Affiliate or the Parent or another subsidiary or affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its subsidiaries and Affiliates shall not be considered Terminations of Employment. For avoidance of doubt, a participant who is eligible to participate in the Plan and, without a break-in-service, becomes eligible to participate based upon providing another form of services to the Corporation or any of its subsidiaries or Affiliates (e.g., an employee becomes a director) shall not be treated as having a Termination of Employment under the Plan, except for any such participant who becomes eligible to participate based upon providing consulting services to the Corporation.

(ff)    “Transaction Agreement” means Transaction Agreement by and among Parent, IACT Asia Pacific Limited, the Corporation, eLongnet Information Technology (Beijing) Co., Ltd. and eLongnet Hi-Tech (Beijing) Co., Ltd. dated as of July 23, 2004.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.    Administration

The Plan shall be administered by the Compensation/Benefits Committee or such other committee of directors as the Board may from time to time designate (the “Committee”), which shall be appointed by and serve at the pleasure of the Board.

The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Corporation and its subsidiaries and Affiliates, subject to the terms and conditions of the Investors Agreement.

Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan and the Investors Agreement:

(a)    To select the officers and employees, to whom Awards may from time to time be granted;

(b)    Determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Performance Units or any combination thereof are to be granted hereunder;

(c)    Determine the number of shares of Ordinary Shares to be covered by each Award granted hereunder;

(d)    Determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any subsidiary or Affiliate) and any vesting acceleration or forfeiture or waiver regarding any Award and the shares of Ordinary Shares relating thereto, based on such factors as the Committee shall determine;

(e)    Modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

(f)    Determine to what extent and under what circumstances Ordinary Shares and other amounts payable with respect to an Award shall be deferred; and

(g)    Determine under what circumstances an Award may be settled in cash or Ordinary Shares under Sections 5(k) and 8(b)(i).

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office, except that the members thereof may, except to the extent prohibited by applicable law or the applicable rules of NASDAQ or a stock exchange, delegate to any one or more of its members or to an officer of the Corporation all or any part of its responsibilities or powers (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act to the extent applicable). Any action permitted to be taken by the Committee under the Plan may be taken by the full Board in its discretion, and in such case the Board shall be treated as the Committee hereunder. Any such delegation may be revoked by the Committee at any time.

Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee, the Board or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

SECTION 3.    Ordinary Shares Subject To Plan

(a)    The total number of shares of Ordinary Shares reserved and available for grant under the Plan shall be 4,000,000. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

(b)    If any Award is forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, shares of Ordinary Shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan. If the Option Price of any Stock Option granted under the Plan is satisfied by delivering shares of Ordinary Shares to the Corporation (by either actual delivery or by attestation), only the number of shares of Ordinary Shares issued net of the shares of Ordinary Shares delivered or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Ordinary Shares available for delivery pursuant to Awards other than Incentive Stock Options under the Plan. To the extent any shares of Ordinary Shares subject to an Award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Ordinary Shares available for delivery under the Plan. The maximum number of shares of Ordinary Shares that may be issued, pursuant to Stock Options intended to be Incentive Stock Options shall be 4,000,000 shares.

(c)    In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event of or by the Corporation (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event of or by the Corporation (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) with respect to certain types of Awards, (C) the number and kind of shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Stock Options and Stock Appreciation Rights. In the case of Corporate Transactions, (x) unless otherwise determined by the Committee, if the Corporate Transaction results in shareholders of Ordinary Shares receiving cash, securities, property, or any combination thereof in exchange for each share, such consideration being exchanged for each share shall be substituted for each share subject to outstanding Awards, and (y) the Committee may in its discretion make such alternative or additional substitutions or adjustments as it deems appropriate and equitable, including, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Ordinary Shares receive consideration other than equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected subsidiary, Affiliate, or division or by the entity that controls such subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities). In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to cause the Corporation to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. In such event, the aggregate number of shares of the Stock available for issuance under Awards under Section 3 will be increased to reflect such substitution or assumption. Any adjustment under this Section 3(c) need not necessarily be the same for all participants.

SECTION 4.    Eligibility

Persons who serve or agree to serve as officers, employees, directors or consultants of the Corporation (including prospective officers, employees or consultants), its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Corporation, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan.

SECTION 5.    Stock Options

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock

Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any participant Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Corporation and its “subsidiaries” and “parent”, if any (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option.

Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Ordinary Shares to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Corporation shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such grant shall become effective upon the date of grant (subject to conditions set forth therein), and the execution of the option agreements(s) may occur following the grant of the Stock Option.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)    Option Price.    The option price per share of Ordinary Shares purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement (the “Option Price”), and shall not be less than the Fair Market Value of the Ordinary Shares subject to the Stock Option on the date of grant.

(b)    Option Term.    The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Incentive Stock Option is granted.

(c)    Exercisability.    Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

(d)    Method of Exercise.    Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Ordinary Shares subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Corporation may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Ordinary Shares already owned by the optionee of the same class as the Ordinary Shares subject to the Stock Option (based on the Fair Market Value of the Ordinary Shares on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive

Stock Option the right to make a payment in the form of already owned shares of Ordinary Shares of the same class as the Ordinary Shares subject to the Stock Option may be authorized only at the time the Stock Option is granted.

Following the closing of any sale of Ordinary Shares or other equity securities of the Corporation in a firm commitment, underwritten public offering under the Securities Act in which any securities of the Corporation (including the Shares) are listed on a stock exchange or authorized for trading through NASDAQ (an “IPO”), in the discretion of the Committee and to the extent permitted by applicable law, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds from shares of Ordinary Shares owned by the optionee necessary to pay the Option Price, and, if requested, to pay the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

In addition, in the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate Option Price of such Stock Option.

No shares of Ordinary Shares shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Ordinary Shares that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 13(a).

(e)    Nontransferability of Stock Options.    No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, pursuant to (a) a qualified domestic relations order (as defined in the Code, or the regulations thereunder), (b) a gift to a “family member” of such optionee or other specified individuals or entities, whether directly or indirectly or by means of a trust, partnership, limited liability corporation or otherwise, if expressly permitted under the applicable option agreement or (c) a gift to a charitable organization, if expressly permitted under the applicable option agreement; or (iii) with the approval of (a) on or prior to the Closing Date (as defined in the Transaction Agreement), Parent and (b) following the Closing Date (as defined in the Transaction Agreement), a majority of the Board and, so long as Parent or IACT Asia Pacific Limited beneficially owns at least 15% of the voting power of the Corporation’s shares, a majority of the Parent-designated or IACT Asia Pacific Limited-designated directors on the Board. All Stock Options shall be exercisable, subject to the terms of this Plan, during the optionee’s lifetime, only by the optionee or any person to whom the Stock Option is transferred by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order or a gift permitted under the applicable option agreement. For purposes of this Section 5(e), “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to form S-8 under the Securities Act of 1933 (the “Act”), as amended, or any successor thereto, except as otherwise defined by the Committee. Such transferees may transfer a Stock Option only by will or the laws of descent and distribution. Notwithstanding any transfer under this Section 5(e), Termination of Employment under the Plan shall refer to Termination of Employment of the original participant.

(f)    Termination by Death.    Unless otherwise determined by the Committee (in the option agreement or otherwise), subject to Section 13(j), if an optionee’s Termination of Employment is by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(g)    Termination by Reason of Disability.    Unless otherwise determined by the Committee (in the option agreement or otherwise), subject to Section 13(j) and 5(j), if an optionee’s Termination of Employment is by reason of Disability, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(h)    Termination by Reason of Retirement.    Unless otherwise determined by the Committee (in the option agreement or otherwise), subject to Sections 13(j) and 5(j), if an optionee’s Termination of Employment is by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of one year from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(i)    Other Termination.    Unless otherwise determined by the Committee (in the option agreement or otherwise), subject to Sections 13(j) and 5(j): (A) if an optionee incurs a Termination of Employment for Cause, all Stock Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Employment for any reason other than death, Disability, Retirement or Cause, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, subject to Section 5(j), may be exercised for the lesser of 3 months from the date of such Termination of Employment or the balance of such Stock Option’s term; provided, however, that if the optionee dies within such 3-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such 3-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(j)    Sixty Days limitation.    The Corporation may retain the shares of stock issuable upon exercise of a Stock Option pursuant to Sections 5(g), 5(h) and 5(i)(B) for a period of sixty days from exercise and, if the optionee becomes employed or otherwise associated with a competitor or enters into an agreement to do so during that sixty day period, either as a director, officer, employee, agent, representative or otherwise, then the Corporation may retain and cancel those shares, refund the exercise price paid by the optionee and thereafter all rights of the optionee in the stock shall immediately cease.1

(k)    Cashing Out of Stock Option.    On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Ordinary Shares for which a Stock Option is being exercised by paying the optionee an amount, in cash or Ordinary Shares, equal to the excess of the Fair Market Value of the Ordinary Shares over the Option Price times the number of shares of Ordinary Shares for which the Stock Option is being exercised on the effective date of such cash-out.

SECTION 6.    Stock Appreciation Rights

(a)    Grant and Exercise.     Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

(b)    Terms and Conditions.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i)    Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6.

(ii)    Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Ordinary Shares or both, in value equal to the excess of the Fair Market Value of one share of Ordinary Shares over the Option Price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(iii)    Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

[1]	Subject to review by auditors.

(iv)    Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Ordinary Shares to be issued under the Plan, but only to the extent of the number of shares in respect of which the Stock Appreciation Right has been exercised.

SECTION 7.    Restricted Stock

(a)    Administration.    Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers and employees to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

The Committee may, prior to or at the time of grant, condition the vesting of or grant of Restricted Stock upon the continued service of the participant, the attainment of Performance Goals or both. The provisions of Restricted Stock Awards (including the applicable Performance Goals) need not be the same with respect to each recipient.

(b)    Awards and Certificates.    Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the eLong, Inc., Stock and Annual Incentive Plan and Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of eLong, Inc.”

The Committee may require that the certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Ordinary Shares covered by such Award.

(c)    Terms and Conditions.    Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)    Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant’s continued service is required (the “Restriction Period”), and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock; provided, that, to the extent permitted by applicable law, the foregoing shall not prevent a participant from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the Option Price for Stock Options. Within these limits, the Committee may provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service or upon performance.

(ii)    Except as provided in this paragraph (ii) and Section 7(c)(i) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Corporation holding the class or series of Ordinary Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to Section 13(e) of the Plan, (1) cash dividends on the class or series of Ordinary Shares that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, (2) dividends payable in Ordinary Shares shall be paid in the form of Restricted Stock of the same class as the Ordinary Shares with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends and (3) dividends payable in shares of a subsidiary of the Corporation upon a spin-off transaction shall be held as restricted shares subject to the vesting provisions of the underlying Restricted Stock.

(iii)    Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 7(c)(i), 7(c)(iv) and 10(a), upon a participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant.

(iv)    In the event of a participant’s Retirement or a participant’s involuntary Termination of Employment (other than for Cause), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such participant’s shares of Restricted Stock.

(v)    If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the participant upon surrender of the legended certificates.

(vi)    Each Award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement.

SECTION 8.    Performance Units

(a)    Performance Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers and employees to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any participant, the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b).

The Committee may condition the settlement of or grant of Performance Units upon the continued service of the participant, the attainment of Performance Goals, or both. The provisions of such Awards (including the applicable Performance Goals) need not be the same with respect to each recipient.

(b)    Terms and Conditions.    Performance Units Awards shall be subject to the following terms and conditions:

(i)    Subject to the provisions of the Plan and the Performance Units Agreement referred to in Section 8(b)(vi), Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle. At the expiration of the Award

Cycle, the Committee shall evaluate the Corporation’s performance in light of the Performance Goals for such Award to the extent applicable, and shall determine the number of Performance Units granted to the participant which have been earned, and the Committee may then elect to deliver (1) a number of shares of Ordinary Shares equal to the number of Performance Units determined by the Committee to have been earned, or (2) cash equal to the Fair Market Value of such number of shares of Ordinary Shares to the participant.

(ii)    Except to the extent otherwise provided in the applicable Performance Unit Agreement and Sections 8(b)(iii) and 10(a), upon a participant’s Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, the rights to the shares still covered by the Performance Units Award shall be forfeited by the participant.

(iii)    Except to the extent otherwise provided in Section 10(a), upon a participant’s Termination of Employment (other than for Cause), or in the event of a participant’s Retirement, the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to any or all of such participant’s Performance Units.

(iv)    A participant may elect to further defer receipt of the Performance Units payable under an Award (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee (the “Elective Deferral Period”). Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Award (or for such installment of an Award).

(v)    If and when any applicable Performance Goals are satisfied and the Elective Deferral Period expires without a prior forfeiture of the Performance Units, payment in accordance with Section 8(b)(i) hereof shall be made to the participant.

(vi)    Each Award shall be confirmed by, and be subject to, the terms of a Performance Unit Agreement.

(vii)    The Committee may determine in the applicable Performance Unit Agreement (or otherwise), whether and, the manner in which, dividend equivalents shall be payable on the shares of Ordinary Shares with respect to which Performance Units have been awarded. In the event that the Committee determines to provide for the payment of dividend equivalents, such dividend equivalents shall be subject to vesting and payment restrictions (including the form of payment in cash or Ordinary Shares) as determined by the Committee in its discretion.

SECTION 9.    Tax Offset Bonuses

At the time an Award is made hereunder or at any time thereafter, the Committee may grant to the participant receiving such Award the right to receive a cash payment in an amount specified by the Committee, to be paid at such time or times (if ever) as the Award results in compensation income to the participant, for the purpose of assisting the participant to pay the resulting taxes, all as determined by the Committee and on such other terms and conditions as the Committee shall determine.

SECTION 10.    Change In Control Provisions

(a)    Effect of Change in Control.    Notwithstanding any other provision of the Plan to the contrary, unless otherwise determined by the Committee (in the Award agreement or otherwise), if, during the one-year period following a Change in Control, an Award holder incurs a Termination of Employment by the Corporation other than by reason of death, Disability or Cause or the Award holder resigns for Good Reason (as defined in any applicable Award agreement), the Award holder shall be entitled as of the Termination of Employment to an additional 12 months of vesting of the Award to the extent unvested as of the Termination of Employment, and in the case of any Stock Option or Stock Appreciation Right, any such vested Stock Options or Stock Appreciation Rights shall remain exercisable for the lesser of (i) 90 days following such Termination of Employment, and (ii) the balance of such Stock Option’s term.

(b)    Definition of Change in Control.    For purposes of the Plan, unless otherwise provided in an Award agreement, a “Change in Control” shall mean the happening of any of the following events:

(i)    The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Parent, Barry Diller, Liberty Media Corporation, and their respective affiliates (a “Person”), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Corporation representing more than 50% of the voting power of the then outstanding equity securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Corporation, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (3) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii); or

(ii)    Individuals who, as of the Plan Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Plan Effective Date, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, and (B) no Person (excluding Parent, Barry Diller, Liberty Media Corporation and their respective Affiliates, any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Corporation existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding paragraphs (i), (ii) and (iii) above, in no event shall a Change in Control be deemed to occur under paragraphs (i), (ii) and (iii) above (1) if Parent or its Affiliates (or Barry Diller) maintains a direct or indirect Controlling Interest in the Corporation or in an entity that maintains a Controlling Interest in the Corporation, (2) as a result of Liberty Media Corporation or its Affiliates obtaining a direct or indirect Controlling Interest in Parent or (3) upon an IPO. A “Controlling Interest” in an entity shall mean (x) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (A) more than 50% of the outstanding equity securities of the entity or (B) equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity or (y) voting control of more than 50% of the voting power of the entity.

SECTION 11.    Term, Amendment And Termination

The Plan will terminate 10 years after the Plan Effective Date; provided, that the Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award or Performance Unit Award theretofore granted without the optionee’s or recipient’s consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. In addition, no such amendment shall be made without the approval of the Corporation’s stockholders to the extent such approval is required by applicable law, NASDAQ or stock exchange rules or by agreement. Notwithstanding anything to the contrary herein, the Committee or Board may amend or alter the Plan (or set up a program under the Plan) in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States.

The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder of such Award without the holder’s consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 12.    Unfunded Status Of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Ordinary Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

SECTION 13.    General Provisions

(a)    The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Ordinary Shares under the Plan prior to fulfillment of all of the following conditions:

(i)    If the Ordinary Shares are listed on a national market system or on any established stock exchange—listing or approval for listing upon notice of issuance, of such shares on NASDAQ or on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Ordinary Shares;

(ii)    Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii)    Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)    Nothing contained in the Plan shall prevent the Corporation or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)    Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any subsidiary or Affiliate to terminate the employment of any employee at any time

(d)    No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Ordinary Shares, including Ordinary Shares that is part of the Award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Ordinary Shares.

(e)    Reinvestment of dividends in additional Restricted Stock or Performance Units at the time of any dividend payment with respect to Restricted Stock or Performance Units, respectively, shall only be permissible if sufficient shares of Ordinary Shares are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(f)    The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

(g)    In the case of a grant of an Award to any employee of a subsidiary or other Affiliate of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Ordinary Shares, if any, covered by the Award to the subsidiary or such other Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Ordinary Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

(h)    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws.

(i)    In the event an Award is granted to a participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the exercise or vesting of Awards in order to minimize the Corporation’s obligations with respect to tax equalization for participants on assignments outside their home country.

(j)    Registration of Shares and Lock-Up Period.    Notwithstanding anything in this Plan to the contrary, to the extent set forth in an Award agreement, in the event the Corporation registers the offering of any securities of the Corporation under the Act, the Award holder, upon notice from the Corporation, shall not exercise any Stock Options or Stock Appreciation Rights granted under this Plan, or sell or otherwise transfer any securities of the Corporation obtained in connection with this Plan, during the 180-day period following the effective date of a registration statement filed under the Act; provided, however, that such registration shall only apply to public offerings which include securities to be sold on behalf of the Corporation to the public in an underwritten public offering under the Act. The Corporation may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period. In such event, notwithstanding anything in this Plan to the contrary, the post-termination exercise period referred to in Sections 5 and 6 shall be suspended for such 180-day period and the balance of the post-termination exercise period shall recommence following the end of such 180-day period. If the expiration of the stated term of a Stock Option or Stock Appreciation Right granted under this Plan falls within the 180-day period, the Award holder may exercise such Stock Option or Stock Appreciation Right, but in no event shall sell or otherwise transfer it during the 180-day period. In no event shall a Stock Option or Stock Appreciation Right be exercisable after the expiration of the stated term of such Stock Option or Stock Appreciation Right.

SECTION 14.    Plan Effective Date

The Plan shall be effective as of July 23, 2004, the date it was approved by the Board (the “Plan Effective Date”), subject to later approval by the Corporation’s stockholders.